Exhibit 99.1

November 18, 2014

Dear Summit Healthcare REIT, Inc. Shareholder:

We are providing you with an update of the recent activities of Summit Healthcare REIT, Inc. (the “REIT” or the “Company”) and have enclosed a statement of your account as of September 30, 2014. We suggest that you review the complete quarterly report on Form 10-Q filed for the period ended September 30, 2014; please visit our website as follows: 1) Go to www.SummitHealthcareREIT.com, 2) Open the drop-down menu under the “Investors” tab at the top, 3) Click on “SEC Filings,” and 4) Click on “10-Q 09/30/2014.” Our current real estate portfolio consists of investments in fourteen properties.

Acquisitions

On September 22, 2014, the REIT acquired, through a wholly owned subsidiary, two skilled nursing facilities in Colorado in an $8 million transaction. The two facilities acquired include Juniper Village at Lamar, which is a 22,000 square foot facility located in Lamar, Colorado, and Juniper Village at Monte Vista, which is a 20,000 square foot facility located in Monte Vista, Colorado. Both of the 60-bed facilities were built in 1972 and renovated in 2008.

Juniper Village at Lamar

On October 31, 2014, the REIT acquired, through a wholly owned subsidiary, a 55-bed skilled nursing facility in Myrtle Point, Oregon known as Myrtle Point Care Center in a $4.2 million transaction with an affiliate of Dakavia Management Corp. (“Dakavia”). The 18,105 square foot facility was built in 1927.

The Juniper Village and Myrtle Point facilities were acquired subject to a $9.075 million secured loan from The Private Bank, collateralized by security interests in the facilities. The loan has a 25-year amortization schedule and matures on October 30, 2017.

Juniper Village at Monte Vista

All three facilities will be operated and leased by Dakavia pursuant to 15-year triple net leases. Dakavia has over twenty years of experience managing healthcare facilities in the Pacific Northwest and operates three other healthcare facilities in our portfolio.

200 Hall before upgrades	200 Hall nearly complete

Renovation Update on Friendship Haven Healthcare and Rehabilitation Center

The renovation of Friendship Haven Healthcare and Rehabilitation Center is progressing. As we communicated previously, the facility is undergoing refurbishments to re-open a closed wing and upgrade the overall facility. Completion of the nurses station, bathing rooms, and dining room is expected in November. We have replaced furniture and installed new handrails, over-bed lights, and floor boards. Doors have been refinished and halls have been painted and textured. Please see the “before and after” photos of the completed work

Common Area before upgrades	Common Area nearly complete

2 South Pointe Drive, Suite 100 • Lake Forest, California 92630 • Toll-Free (800) 978-8136 • Local (949) 535-2022
www.SummitHealthcareReit.com

HUD Refinancing

We are pleased to announce we have completed the refinancing for our Sheridan Care Center, Fern Hill Care Center, Farmington Square, and Pacific Health and Rehabilitation Center skilled nursing and assisted living facilities. On September 18, 2014, subsidiaries of the REIT entered into U.S. Department of Housing and Urban Development (“HUD”) insured loan agreements with Lancaster Pollard Mortgage Company, LLC for a combined principal balance of $24.2 million. The loans have annual interest rates of 4.43% and amortization terms of 25 to 35 years. Proceeds of the loans were used to pay down outstanding debt maturing in 2017.

We remain in the HUD process of refinancing our Aledo, Shelby House, Danby House, Hamlet House, and Carteret House facilities. We believe this should be completed prior to the end of the fourth quarter of 2014 for Danby House, Hamlet House and Carteret House.

Self-Management Transition and Lawsuit Update

Our transition to self-management is complete. At this time, we have no further update regarding the lawsuit filed by the REIT’s former advisor, CRA, and their affiliate, CVI, (collectively, the “Plaintiffs”) against the REIT, our directors, and certain officers (collectively, the “Defendants”). Presently, both the Plaintiffs and the Defendants are conducting discovery. We will keep you updated as the case progresses.

Annual Meeting of Stockholders

Please be advised the Annual Meeting of Stockholders of the Company (the “Meeting”) will be held on December 10, 2014. A formal invitation to the Meeting was recently mailed to you along with a Proxy Statement and Proxy Card by which stockholders who are unable to attend the Meeting in person may cast their votes.

We ask you to review the materials you received carefully and cast your votes promptly to ensure that a quorum can be reached by the date of the Meeting. Your vote is important! By casting your vote promptly you help prevent the REIT from incurring costs associated with making additional solicitations of your vote or postponing the Meeting. Please be advised you may be contacted by a third party whom we have contracted to solicit proxies by phone to ensure satisfactory representation at the Meeting.

Thank you for your continued support. We look forward to providing additional updates after the end of the fourth quarter of 2014. If you have any questions, please contact your financial advisor or Investor Services at (888) 522-1771.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2013, and quarterly reports for the periods ended March 31, 2014, June 30, 2014, and September 30, 2014. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.